Exhibit 5

DEPARTMENT: JUSTICE AND CONSTITUTIONAL DEVELOPMENT

REPUBLIC OF SOUTH AFRICA

OFFICE OF THE CHIEF STATE LAW ADVISER

Private Bag X9069, Cape Town 8000

12th Floor, Atterbury House, 9 Riebeeck Street, Cape Town, 8001

Tel (021) 441 4900 — Fax (021) 421 7996

The Minister of Finance

Private Bag X115

PRETORIA

0001

Republic of South Africa

December 13, 2013

Dear Minister Gordhan

As Chief State Law Adviser of the Republic of South Africa (the “Republic” or “South Africa”), I have acted as counsel for the Republic in connection with the filing of a shelf registration statement for the Republic with the Securities and Exchange Commission of the United States on or about December 13, 2013.

I have examined such documents and instruments as I have deemed necessary to give this opinion, including, but not limited to, sections 66(2), 71 and 72 of the Public Finance Management Act, 1999 (Act No. 1 of 1999), as amended, the Fiscal Agency Agreement, dated as of December 13, 2013 between, among others, South Africa and Citibank London, N.A., as Fiscal Agent, a form of Global Note and an Underwriting Agreement, dated December 13, 2013, and hereby opine that—

1. all necessary action has been duly taken by or on behalf of South Africa, and all necessary approvals and consents required under the laws of South Africa have been obtained, for the due authorization of the debt securities (“Debt Securities”); and

2. when duly executed and delivered against payment therefore, pursuant to any relevant underwriting agreement, pricing agreement or other contractual arrangement, the Debt Securities will be duly executed and will constitute the valid, legally binding, direct, unconditional and general obligations of South Africa and will rank equally, without any preference among themselves, with all present and future unsecured and unsubordinated general obligations of the Republic for moneys borrowed and guarantees given by South Africa in respect of money borrowed from others.

I hereby consent to the use of my name and the making of the statements with respect of me that are set forth under the caption “Validity of the Securities” in the prospectus of the Republic included in the registration statement by South Africa with the Securities and Exchange Commission and to the filing of this opinion with the Securities and Exchange Commission. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Yours faithfully

By:	/s/ Enver Daniels
Enver Daniels
CHIEF STATE LAW ADVISER REPUBLIC OF SOUTH AFRICA